EXHIBIT 10.49

ERIE INDEMNITY COMPANY
LONG-TERM INCENTIVE PLAN

SECTION 1. GENERAL

     1.1 Purpose. The purposes of the Long-Term Incentive Plan (the “Plan”) are: (a) to enhance the growth and profitability of Erie Indemnity Company, a Pennsylvania business corporation (the “Company”), and its subsidiaries and affiliates, including Erie Family Life Insurance Company, and the Erie Insurance Exchange (collectively, the “Erie Insurance Group”) by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company and its subsidiaries and affiliates; (b) to attract and retain employees of outstanding competence and ability; and (c) to further align the interests of such employees with those of the shareholders of the Company.

     1.2 Administration of the Plan. The Plan shall be administered by the Executive Compensation and Development Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) or other committee appointed by the Board, which shall be comprised of not less than two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be both (1) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule and (2) an “outside director” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to: (i) select Participants after receiving the recommendations of the management of the Company; (ii) determine the number of Restricted Performance Shares, as described in Section 2 subject to each grant; (iii) determine the time or times when grants are to be made or are to be effective, including the Performance Period for each grant; (iv) determine the terms and conditions, including the Performance Goals, subject to which grants may be made; (v) extend the term of any grant; (vi) prescribe the form or forms of the instruments evidencing any grants made hereunder, provided that such forms are consistent with the Plan; (vii) adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (viii) construe and interpret the Plan and all rules, regulations, and instruments utilized thereunder; and (ix) make all determinations deemed advisable or necessary for the administration of the Plan. All determinations by the Committee shall be final and binding.

     1.3 Eligibility and Participation. Participation in the Plan shall be limited to officers (who may also be members of the Board) and other salaried key employees of the Company and its subsidiaries and affiliates as identified by the Committee to participate in the Plan. Employees who are granted awards under the Plan are referred to herein as “Participants”.

     1.4 Shares Available. The aggregate net number of shares of Class A (non-voting) Common Stock of the Company (the “Common Stock”) which may be paid and as to which grants of Restricted Performance Shares may be made under the Plan is 1,000,000 shares, subject to adjustment and substitution as set forth in Section 3. The Company or its agent shall repurchase outstanding shares of Common Stock in order to satisfy the Company’s obligation under the Plan to pay awards in shares of Common Stock. If shares of Common Stock are forfeited to the Company pursuant to the restrictions applicable to Restricted Performance Shares or are withheld or delivered to the Company in satisfaction of a tax withholding obligation, the shares so forfeited, withheld or delivered shall again be available for purposes of the Plan.

     1.5 New Participants. Except as provided in this Section 1.5, an employee who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees of the Company or its subsidiaries and affiliates hired during a Performance Period, and employees promoted during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may, as determined by the Committee in its sole discretion, become a Participant during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis (based on the number of days in the Performance Period that such employee is an employee who is deemed eligible to participate in the Plan); provided, that if the new or promoted employee is a covered employee (as such term is defined under Section 162(m) of the Code or any successor section thereto and the regulations thereunder), then the employee shall not be eligible to participate in the Plan unless he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

SECTION 2. RESTRICTED PERFORMANCE SHARES

     2.1 Restricted Performance Shares. The Committee is authorized to grant Restricted Performance Shares to Participants on the following terms and conditions:

          (i) Right to Payment of Shares. Restricted Performance Shares shall represent a right to receive shares of Common Stock based on the achievement, or the level of achievement, during a specified Performance Period of one or more Performance Goals established by the Committee at the time of the award.

          (ii) Terms of Restricted Performance Shares. At the time Restricted Performance Shares are granted, the Committee shall cause to be set forth in the agreement covering such award or otherwise in writing (1) the Performance Goals applicable to the award, the weighting of such goals, and the Performance Period during which the achievement of the Performance Goals shall be measured, (2) the number of shares of Common Stock which may be earned by the Participant based on the achievement, or the level of achievement, of the Performance Goals or the formula by which such amount shall be determined and (3) such other terms and conditions applicable to the award as the Committee may, in its discretion, determine to include therein. The terms so established by the Committee shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance.

          (iii) Performance Goals. “Performance Goals” shall mean one or more preestablished, objective measures of performance during a specified “Performance Period”, selected by the Committee in its discretion. Performance Goals may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values: (i) adjusted combined ratio of property and casualty insurance operations of Erie Insurance Group, (ii) growth in direct written premiums of Erie Insurance Group, (iii) the statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (iv) net income (including net income before or after taxes and net income before interest, taxes, depreciation and amortization), net income per share and net income per share growth rate, (v) operating revenue, net premiums written or net premiums earned, (vi) operating expenses, cost of management operations or underwriting expenses, (vii) cash flow, (viii) return on capital, shareholders’ equity, assets or investments, (ix) stock price, (x) market share or (xi) gross margins. Performance measures may be based on the performance of the Erie Insurance Group, the Company or a subsidiary or subsidiaries or affiliate of the Company, a division, department, business unit or other portion thereof, a product line or products, or any combination the foregoing and/or upon a comparison of such performance with the performance of a peer group of corporations or other measure selected or defined by the Committee at the time of making the award of Restricted Performance Shares. The Committee may in its discretion also determine to use other objective performance measures as Performance Goals.

          (iv) Committee Certification. Following completion of the applicable Performance Period, and prior to any payment of shares of Common Stock to the Participant for Restricted Performance Shares, the Committee shall determine, in accordance with the terms of the Restricted Performance Shares, and certify in writing whether the applicable Performance Goal or Goals were achieved, or the level of such achievement, and the number of shares, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification.

          (v) Maximum Individual Payments. The maximum number of shares of Common Stock which may be earned under the Plan by any single Participant during any one calendar year shall be limited to 250,000 shares. The limitation in the preceding sentence shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

          (vi) Termination of Employment.

(a)	Death, Disability or Normal or Early Retirement. If a Participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a Performance Period by reason of death, disability (meaning total and permanent disability within the meaning of Section 22(e)(3) of the Code) or Normal or Early Retirement (as defined in the Company’s qualified pension plan for employees), the Participant may receive all or such portion of his or her award as may be determined by the Committee in its sole discretion; provided, that the Participant shall not receive less than the total number of shares of Common Stock earned pursuant to such Restricted Performance Shares held by such Participant based upon performance during the reduced Performance Period which is deemed to end on the last day of the year in which such termination occurs. Such award will be paid in the form of shares of Common Stock in the manner provided for in Section 2.1(vii).

(b)	Other Terminations. If a Participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a Performance Period for any reason other than death, disability or Normal or Early Retirement as described in subsection (a), above, the Participant may receive all or such portion of his or her award as may be determined by the Committee in its sole discretion; provided, that a Participant who is terminated for cause (as defined in such employee’s employment agreement with the Company or its subsidiary or affiliate, if no such agreement exists, as defined by the Committee) shall not be entitled to receive payment of any award for any Performance Period.

          (vii) Payment. As soon as reasonably practicable following the Committee’s determination and certification, as set forth in Section 2.1(iv), the Company shall pay to the Participant the number of shares of Common Stock earned pursuant to the award of Restricted Performance Shares held by the Participant for the relevant Performance Period.

SECTION 3. ADJUSTMENT PROVISIONS

     3.1 Adjustments Generally. If a dividend or other distribution shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any outstanding Restricted Performance Shares, the number of shares of Common Stock which may be issued under the Plan but not then subject to outstanding Restricted Performance Shares and the maximum number of shares as to which Restricted Performance Shares may be granted and as to which shares may be awarded under Section 2.1(v), shall be adjusted by adding thereto the number of shares of Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.

     3.2 Recapitalizations, Mergers, Etc. If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding Restricted Performance Share, and for each share of Common Stock which may be issued under the Plan but which is not then subject to any outstanding Restricted Performance Share, the number and kind of shares of stock or other securities (and in the case of outstanding Restricted Performance Share, the cash or other property) into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

     3.3 Spin-Offs, Liquidations, Etc. If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Common Stock, the Committee shall make any adjustments to any then outstanding Restricted Performance Share which it determines are equitably required to prevent dilution or enlargement of the rights of awardees which would otherwise result from any such transaction.

     3.4 No Fractional Shares. No adjustment or substitution provided for in this Section 3.1 shall require the Company to pay or sell a fraction of a share of Common Stock or other security. Accordingly, all fractional shares of Common Stock or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

SECTION 4. AMENDMENTS TO AND TERMINATION OF THE PLAN

     4.1 Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of shares available under the Plan or modifies the requirements for participation under the Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that except as provided in Section 5.15, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any award theretofore granted to him. The Committee may, consistent with the terms of the Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award theretofore granted, prospectively or retrospectively; provided, however, that except as provided in Section 5.15, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any award may materially and adversely affect the rights of such Participant under any award theretofore granted to him.

SECTION 5. MISCELLANEOUS

     Designation of Beneficiary. A Participant may designate, in a writing delivered to the Company before his death, a person or persons to receive, in the event of his death, any rights to which he would be entitled under the Plan. Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid amounts, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Company, its subsidiaries, affiliates and the Board from all further obligations with respect to that payment.

     5.2 No Right to Employment. Nothing contained in the Plan or any award agreement shall confer, and no grant of an award shall be construed as conferring, upon any Participant any right to continue in the employ of the Company, its subsidiaries or affiliates or to interfere in any way with the right of the Company to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an award.

     5.3 Nontransferability. A Participant’s rights under the Plan, including the right to any shares payable, may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to his designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

     5.4 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the shareholders of the Company, the Board or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms or incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by Participants in the Plan.

     5.5 Withholding. To the extent required by applicable Federal, state, local or foreign law, the Participant or his successor shall make arrangements satisfactory to the Company, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with an award. The Company shall not be required to pay any shares of Common Stock or other payment under the Plan until such obligations are satisfied. The Company is authorized to withhold from any award granted or any payment due under the Plan, including from a distribution of shares of Common Stock, amounts of withholding taxes due with respect to an award, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of such taxes. This authority shall include authority to withhold or receive previously owned shares to satisfy such tax withholding obligations, provided that shares withheld or delivered to satisfy such obligations in excess of the minimum required statutory withholding rate must have been held for at least six months to the extent that the Committee so requires.

     5.6 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an award, nothing contained in the Plan or any award agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver shares pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

     5.7 Deferral. Participants may elect to defer all or a portion (in whole percentages) of their Restricted Performance Shares for any Performance Period, in accordance with the terms of a deferral agreement entered into between the Participant and the Company; provided that such election to defer must be made prior to the commencement of the Performance Period to which such deferral relates. The Company may require that such deferrals be made in the form of Common Stock units. No amount in excess of the number of the shares of Common Stock underlying such Restricted Performance Shares deferred shall be payable to the Participant for such deferral, except for the dividend equivalent amount for dividends paid on the Company’s outstanding Common Stock during the deferral period.

     5.8 Expenses. The expenses of administering the Plan shall be borne by the Company.

     5.9 Indemnification. Service on the Committee shall constitute service as a member of the Board so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation, By-Laws, or resolutions of its Board or shareholders.

     5.10 Tax Litigation. The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to Participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

     5.11 No Right to Awards; No Shareholder Rights. No Participant or employee shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No award shall confer on any Participant any of the rights of a shareholder of the Company unless and until shares of Common Stock are in fact paid to such Participant in connection with such award.

     5.12 No Fractional Shares. No fractional shares of Common Stock shall be paid or delivered pursuant to the Plan or any award. In the event that any award would result in the issuance of a fractional share of Common Stock, the fractional share shall be rounded up to the next whole share.

     5.13 Governing Law. The validity, interpretation, construction and effect of the Plan and any rules and regulations relating to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof).

     5.14 Severability. If any provision of the Plan or any award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or award, it shall be deleted and the remainder of the Plan or award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

     5.15 Certain Restrictions Under Rule 16b-3. Upon the effectiveness of any amendment to Rule 16b-3, this Plan and any award agreement for an outstanding award held by a Participant then subject to Section 16 of the Exchange Act shall be deemed to be amended, without further action on the part of the Committee, the Board or the Participant, to the extent necessary for awards under the Plan or such award agreement to qualify for the exemption provided by Rule 16b-3, as so amended, except to the extent any such amendment requires shareholder approval.

     5.16 Registration and Listing Compliance. No award shall be paid and no shares or other securities shall be distributed with respect to any award in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law or subject to a listing requirement under any listing agreement between the Company and any national securities exchange, and no award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Company have been complied with in all material respects. Except to the extent required by the terms of an award agreement or another contract between the Company and the Participant, neither the grant of any award nor anything else contained herein shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any shares or other securities, whether or not necessary in order to permit any such payment or distribution.

     5.17 Stock Certificates. All certificates for shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which shares of Common Stock are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to shares. In addition, during any period in which awards or shares are subject to restrictions or limitations under the terms of the Plan or any award agreement, or during any period during which delivery or receipt of an award or shares has been deferred by the Committee or a Participant, the Committee may require any Participant to enter into an agreement providing that certificates representing shares payable or paid pursuant to an award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 6. EFFECTIVE DATE AND TERM OF THE PLAN

     6.1 Effective Date. The effective date and date of adoption of the Plan shall be March 2, 2004, the date of adoption of the Plan by the Board, provided that the Plan is approved by a majority of the votes cast at a duly held meeting of shareholders of the Company and any award granted prior to such shareholder approval shall be subject to and conditioned upon receipt of such shareholder approval. Notwithstanding anything else contained in the Plan or in any award agreement, no shares may be distributed pursuant to any award granted under the Plan prior to such shareholder approval. In the event such shareholder is not obtained, all awards granted under the Plan shall automatically be deemed void and of no effect. Absent additional shareholder approval, no Restricted Performance Shares may be granted under the Plan subsequent to the Company’s Annual Meeting of Shareholders in 2009.